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Exhibit 4.7

INSTRUCTIONS FOR USE OF UNITEDGLOBALCOM, INC.
CLASS A COMMON STOCK RIGHTS CERTIFICATES

CONSULT MELLON INVESTOR SERVICES LLC OR YOUR BANK OR BROKER
AS TO ANY QUESTIONS

        THE RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                            , 2004, UNLESS EXTENDED AS DESCRIBED IN THE PROSPECTUS.

        The following instructions relate to a rights offering (the "Rights Offering") by UnitedGlobalCom, Inc., a Delaware corporation (the "Company"), to the holders of Class A common stock, par value $.01 per share ("Class A Common Stock"), of the Company as described in the Company's prospectus, dated                            , 2004 (the "Prospectus"). Stockholders of record at the close of business on                            , 2004 (the "Record Date"), are receiving one transferable subscription right for each share of the Company's common stock, without regard to class, held by them at the Record Date. Holders of Class A Common Stock are receiving transferable subscription rights ("Class A Rights") to acquire shares of Class A Common Stock, holders of Class B common stock, par value $.01 per share ("Class B Common Stock"), of the Company are receiving transferable subscription rights to acquire shares of Class B Common Stock and holders of Class C common stock, par value $.01 per share ("Class C Common Stock"), of the Company are receiving transferable subscription rights to acquire shares of Class C Common Stock.

        Each Class A Right is exercisable, upon payment of $            per share (the "Subscription Price"), to purchase    shares of Class A Common Stock (the "Basic Subscription Privilege"). In addition, subject to the proration described below, each holder of record of Class A Rights ("Rightsholder") who fully exercises its Basic Subscription Privilege with respect to all Class A Rights that it holds in the same capacity pursuant to a single Class A Common Stock rights certificate ("Rights Certificate") also has the right to subscribe at the Subscription Price for additional shares of Class A Common Stock (the "Oversubscription Privilege"). If shares of Class A Common Stock being offered in the Rights Offering remain available for purchase following the exercise of the Basic Subscription Privilege by Rightsholders prior to the Expiration Time (the "Excess Shares"), Rightsholders who have exercised their Oversubscription Privilege to subscribe for a number of Excess Shares will be permitted to purchase those shares subject to the proration described below. If there is not a sufficient number of Excess Shares to satisfy all subscriptions pursuant to the exercise of the Oversubscription Privilege, the Excess Shares will be allocated pro rata (subject to the elimination of fractional shares) among Rightsholders exercising their Oversubscription Privilege in proportion to the number of shares of any class of the Company's common stock that each such Rightsholder purchased pursuant to the exercise of its basic subscription privilege with respect to any class of rights distributed by the Company in the Rights Offering; provided, however, that if such pro rata allocation results in any Rightsholder being allocated a greater number of Excess Shares than such Rightsholder subscribed for pursuant to the exercise of such Rightsholder's Oversubscription Privilege, then such Rightsholder will be allocated only such number of Excess Shares as such Rightsholder subscribed for, and the remaining Excess Shares will be allocated among all other Rightsholders exercising their Oversubscription Privileges.

        No fractional shares or cash in lieu thereof will be issued or paid. Instead, the number of shares of Class A Common Stock each Rightsholder is entitled to acquire has been rounded upward to the nearest whole share. Nominee holders of Class A Common Stock that hold, on the Record Date, shares for the account of more than one beneficial owner may exercise the number of Class A Rights to which all such beneficial owners in the aggregate would otherwise have been entitled if they had been direct record holders of Class A Common Stock on the Record Date, provided such nominee holder makes a proper showing to the Subscription Agent, as determined in the Company's sole and absolute discretion.

        The Subscription Price for Class A Common Stock is payable by certified check or bank draft drawn upon a U.S. bank or by postal, telegraphic or express money order, in each case payable to the Subscription Agent.

        The Class A Rights will expire at 5:00 p.m., New York City time, on                            , 2004, unless extended by the Company as described in the Prospectus (the "Expiration Time"). It is anticipated that the Class A Rights will be traded on the Nasdaq National Market under the symbol "            " until the close of business on the last trading day before the Expiration Time. The Company cannot assure you that a trading market for the Class A Rights will develop.

        The number of Class A Rights to which a holder of a "Rights Certificate" is entitled is printed on the face of that holder's Rights Certificate. You should indicate your wishes with regard to the exercise, assignment, transfer or sale of your Class A Rights by completing the Rights Certificate and returning it to the Subscription Agent in the envelope provided.

        YOUR RIGHTS CERTIFICATE MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, OR GUARANTEED DELIVERY REQUIREMENTS WITH RESPECT TO YOUR RIGHTS CERTIFICATE MUST BE COMPLIED WITH, AND PAYMENT OF THE SUBSCRIPTION PRICE MUST BE RECEIVED, AS MORE SPECIFICALLY DESCRIBED IN THE PROSPECTUS, BY THE SUBSCRIPTION AGENT ON OR BEFORE THE EXPIRATION TIME. YOU MAY NOT REVOKE ANY EXERCISE OF A RIGHT.

1.     Subscription Privilege.

        To exercise Class A Rights, deliver your properly completed and executed Rights Certificate, together with payment in full of the Subscription Price for each share of Class A Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege, to the Subscription Agent.

        Payment of the applicable Subscription Price must be made for the full number of shares of Class A Common Stock being subscribed for by certified check or bank draft drawn upon a U.S. bank or by postal, telegraphic or express money order payable to Mellon Investor Services LLC (on behalf of Mellon Bank, N.A.), as Subscription Agent. THE SUBSCRIPTION PRICE WILL BE DEEMED TO HAVE BEEN RECEIVED BY THE SUBSCRIPTION AGENT ONLY UPON THE RECEIPT BY THE SUBSCRIPTION AGENT OF ANY CERTIFIED CHECK OR BANK DRAFT DRAWN UPON A U.S. BANK OR OF ANY POSTAL, TELEGRAPHIC OR EXPRESS MONEY ORDER AS PROVIDED ABOVE.

        Alternatively, you may cause a written guarantee substantially in the form enclosed herewith (the "Notice of Guaranteed Delivery") from a commercial bank, trust company, securities broker or dealer, credit union, savings association or other eligible guarantor institution which is a member of or a participant in a signature guarantee program acceptable to the Subscription Agent (each of the foregoing being an "Eligible Institution"), to be received by the Subscription Agent at or prior to the Expiration Time, together with payment in full of the applicable Subscription Price. Such Notice of Guaranteed Delivery must state your name, the number of Class A Rights represented by your Rights Certificate, the number of shares of Class A Common Stock being subscribed for pursuant to the Basic Subscription Privilege and the number of shares of Class A Common Stock, if any, being subscribed for pursuant to the Oversubscription Privilege, and will guarantee the delivery to the Subscription Agent of your properly completed and executed Rights Certificate within three business days following the date the Subscription Agent receives the Notice of Guaranteed Delivery. If this procedure is followed, your Rights Certificate must be received by the Subscription Agent within three business days following the date the Subscription Agent receives the Notice of Guaranteed Delivery.

        Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Information Agent, at the address, or by calling the telephone number, indicated below.

        Banks, brokers, trusts, depositaries or other nominee holders of the Class A Rights who exercise the Class A Rights on behalf of beneficial owners of Class A Rights will be required to certify to the Subscription Agent and the Company on a Nominee Holder Certification Form, in connection with any exercise of the Oversubscription Privilege, the number of shares of Class A Common Stock being subscribed for pursuant to the Basic Subscription Privilege and the number of shares of Class A Common Stock that are being subscribed for pursuant to the Oversubscription Privilege by each beneficial owner of Class A Rights on whose behalf such nominee holder is acting. If more shares of Class A Common Stock are subscribed for pursuant to the Oversubscription Privilege than are available for sale, such shares will be allocated, as described above, among Rightsholders exercising their applicable Oversubscription Privilege in proportion to the number of shares of Class A Common Stock they purchased pursuant to their exercise of their Basic Subscription Privilege.

        The address and telecopier numbers of the Subscription Agent are as follows:

By Mail:	By Overnight Courier:	By Hand:
UnitedGlobalCom, Inc. C/O Mellon Investor Services LLC Attention: Reorganization Dept. P.O. Box 3301 South Hackensack, NJ 07606	UnitedGlobalCom, Inc. C/O Mellon Investor Services LLC Attention: Reorganization Dept. 85 Challenger Road Overpeck Centre Ridgefield Park, NJ 07660	UnitedGlobalCom, Inc. C/O Mellon Investor Services LLC Attention: Reorganization Dept. 120 Broadway, 13th Floor New York, New York 10271
Facsimile Transmission: (Eligible Institutions Only) (201) 296-4293	To confirm receipt of facsimile only: (201) 296-4860

        The address and telephone numbers of the Information Agent, for inquiries, information or requests for additional documentation with respect to the Class A Rights are as follows:

Mellon Investor Services LLC
85 Challenger Road
Overpeck Centre
Call Toll Free: (888) 684-7182

        If you exercise less than all of the Class A Rights evidenced by your Rights Certificate, you may either (a) check box "F" and complete Section 2 of your Rights Certificate to transfer your remaining unexercised Class A Rights to a designated transferee or to assign them to a bank or broker to sell for you, (b) check box "D" and complete Section 1 of your Rights Certificate to direct the Subscription Agent to attempt to sell the unexercised Rights on your behalf, or (c) check box "E" and complete Section 1 of your Rights Certificate and the Subscription Agent will issue you a new Rights Certificate evidencing the unexercised Class A Rights (see Paragraph 4 of these "Instructions For Use of UnitedGlobalCom, Inc. Class A Common Stock Rights Certificates"). When completing such instructions, consider that you may only transfer, request that the Subscription Agent sell, or divide your Rights Certificate into, whole Class A Rights. In addition, if you only transfer, or request that the Subscription Agent sell, part of your Class A Rights, you may only transfer, or request that the Subscription Agent sell, such number of whole Class A Rights as will result in the transferee or purchaser, as applicable, receiving a whole number of shares of Class A Common Stock if the transferee or purchaser exercises its Basic Subscription Privilege in respect of the Class A Rights transferred or sold. Also consider that the Subscription Agent will not divide your Rights Certificate so that (through rounding or otherwise) you, together with any purchaser or transferee of part of your Class A Rights (if applicable), will receive Class A Rights entitling the Rightsholders of the new Rights Certificates resulting from such division to receive a greater number of shares of Class A Common Stock pursuant to the exercise of their Basic Subscription Privileges than you would receive pursuant to the exercise of your Basic Subscription Privilege if you had not divided your Rights Certificate. Consider that if you choose to have any such new Rights Certificate delivered to a different address, so indicate in Section 1 of your Rights Certificate. If you choose to have a new Rights Certificate sent, you may not receive any such new Rights Certificate in sufficient time to permit the exercise, assignment, transfer or sale of the Class A Rights evidenced thereby.

        If you have not indicated the number of shares of Class A Common Stock being purchased, or if you have not forwarded full payment of the Subscription Price for the number of shares of Class A Common Stock that you have indicated are being purchased, you will be deemed to have exercised the Basic Subscription Privilege with respect to the maximum number of shares of Class A Common Stock which may be purchased for the Subscription Price transmitted or delivered by you, and to the extent that the Subscription Price transmitted or delivered by you exceeds the product of the Subscription Price multiplied by the number of shares of Class A Common Stock you are entitled to purchase as evidenced by the Rights Certificate(s) transmitted or delivered by you and no direction is given as to the excess (such excess being the "Subscription Excess"), you will be deemed to have exercised your Oversubscription Privilege to purchase, to the extent available, that number of whole shares of Class A Common Stock equal to the quotient obtained by dividing the Subscription Excess by the Subscription Price, subject to the limit on the number of shares of Class A Common Stock available to be purchased in the Rights Offering and applicable proration.

2.     Conditions to Completion of the Rights Offering.

        There are no conditions to the completion of the Rights Offering. However, the Company has the right to terminate the Rights Offering for any reason before the Class A Rights and the other rights distributed in the Rights Offering expire.

3.     Delivery of Shares of Common Stock.

        The following deliveries and payments will be made to the address shown on the face of your Rights Certificate unless you provide instructions to the contrary in your Rights Certificate.

        (a)    Basic Subscription Privilege.    As soon as practicable after the Expiration Time, the Subscription Agent will deliver to each validly exercising Rightsholder shares of Class A Common Stock purchased pursuant to such exercise. Such shares will be issued in the same form, certificated or book-entry, as the Class A Rights exercised by that Rightsholder.

        (b)    Oversubscription Privilege.    As soon as practicable after the Expiration Time, the Subscription Agent will deliver to each Rightsholder who validly exercises the Oversubscription Privilege the number of shares of Class A Common Stock allocated to and purchased by such Rightsholder pursuant to the Oversubscription Privilege. Such shares will be issued in the same form, certificated or book-entry, as the Class A Rights exercised by that Rightsholder. See "The Rights Offering—Subscription Privileges" in the Prospectus.

        (c)    Return of Excess Payments.    As soon as practicable after the Expiration Time, the Subscription Agent will promptly deliver to each Rightsholder who exercises the Oversubscription Privilege any excess funds, without interest or deduction, received in payment of the Subscription Price for each share of Class A Common Stock that is subscribed for by, but not allocated to, such Rightsholder pursuant to the Oversubscription Privilege.

4.     To Sell or Transfer Rights.

        (a)    Transfer of All or Less than All Unexercised Rights to One Designated Transferee.    To transfer all of your unexercised Class A Rights to a designated transferee or to a broker, dealer or nominee for sale on your behalf, you must so indicate in box "F" and complete Section 2 of your Rights Certificate. A Rights Certificate that has been properly transferred in its entirety may be exercised by a new holder without having a new Rights Certificate issued. If you wish to transfer less than all of your unexercised Class A Rights to one designated transferee or to a broker, dealer or nominee for sale on your behalf, so indicate in box "F" and complete Section 2 of your Rights Certificate and separately instruct the Subscription Agent as to the action to be taken with respect to the unexercised Class A Rights not transferred. Such instructions should be guaranteed by an Eligible Institution. If no such instructions are received, the Subscription Agent will issue you a new Rights Certificate evidencing the unexercised Class A Rights. When completing such instructions, consider that you may only transfer whole Class A Rights. In addition, if you only transfer part of your Class A Rights, you may only transfer such number of whole Class A Rights as will result in the transferee receiving a whole number of shares of Class A Common Stock if the transferee exercises its Basic Subscription Privilege in respect of the Class A Rights transferred. If box "F" is checked but Section 2 is not completed, the Subscription Agent may thereafter treat the bearer of the Rights Certificate as the absolute owner of all of the Class A Rights evidenced by such Rights Certificate for all purposes, and neither the Subscription Agent nor the Company shall be affected by any notice to the contrary.

        (b)    Transfer of All or Less than All Unexercised Rights to More than One Designated Transferee.    Because only the Subscription Agent can issue Rights Certificates, if you wish to transfer all or less than all of the unexercised Class A Rights evidenced by your Rights Certificate to more than one designated transferee or to a broker, dealer or nominee for sale on your behalf, so indicate in box "F" and complete Section 2 and separately instruct the Subscription Agent as to the action to be taken with respect to the remaining unexercised Class A Rights. Such instructions should be guaranteed by an Eligible Institution. When completing such instructions, consider that you may only transfer whole Class A Rights. In addition, if you only transfer part of your Class A Rights, you may only transfer such number of whole Class A Rights as will result in each transferee receiving a whole number of shares of Class A Common Stock if each transferee exercises its Basic Subscription Privilege in respect of the Class A Rights transferred. Alternatively, you may first have your Rights Certificate divided into Rights Certificates of appropriate denominations by following the instructions in Paragraph 5 below. Each Rights Certificate evidencing the number of Class A Rights you intend to transfer can then be transferred by following the instructions in Paragraph 4(a).

        (c)    Sale of All Unexercised Rights Through the Subscription Agent.    To sell all unexercised Class A Rights evidenced by a Rights Certificate through the Subscription Agent, so indicate by checking box "D" and completing Section 1. IF THE SUBSCRIPTION AGENT SELLS ANY OF YOUR CLASS A RIGHTS, SUCH CLASS A RIGHTS WILL BE DEEMED TO HAVE BEEN SOLD AT THE WEIGHTED AVERAGE NET SALE PRICE OF ALL CLASS A RIGHTS SOLD BY THE SUBSCRIPTION AGENT. Promptly following the Expiration Time, the Subscription Agent will send the holder a check for the net proceeds from the sale of any Class A Rights sold. The Subscription Agent's obligation to execute sell orders is subject to its ability to find buyers for the Class A Rights. NO ASSURANCE CAN BE GIVEN THAT A MARKET WILL DEVELOP OR BE MAINTAINED FOR THE CLASS A RIGHTS OR THAT THE SUBSCRIPTION AGENT WILL BE ABLE TO SELL ANY CLASS A RIGHTS. You must have your order to sell your Class A Rights to the Subscription Agent before 11:00 a.m., New York City time, on                            , 2004, the fifth business day before the Expiration Time. If the Subscription Agent cannot sell your Class A Rights by 5:00 p.m., New York City time, on                            , 2004, the third business day before the Expiration Time, the Subscription Agent will hold your Rights Certificate for pick up by you at the Subscription Agent's hand delivery address provided above. We encourage you to review the discussion in the Prospectus under the heading "The Rights Offering—Method of Transferring and Selling Rights—Sales of Rights Through the Subscription Agent."

        (d)    Sale of Less than All Unexercised Rights Through the Subscription Agent.    You may have your Rights Certificate divided into Rights Certificates of appropriate denominations by following the instructions in Paragraph 5 below. The Rights Certificate evidencing the number of unexercised Class A Rights you intend to sell can then be sold by following the instructions in Paragraph 4(c). When completing such instructions, consider that you may only request that the Subscription Agent sell whole Class A Rights. In addition, if you only request that the Subscription Agent sell part of your Class A Rights, you may only request that the Subscription Agent sell such number of whole Class A Rights as will result in the purchaser receiving a whole number of shares of Class A Common Stock if the purchaser exercises its Basic Subscription Privilege in respect of the Class A Rights sold. IF THE SUBSCRIPTION AGENT SELLS ANY OF YOUR CLASS A RIGHTS, SUCH CLASS A RIGHTS WILL BE DEEMED TO HAVE BEEN SOLD AT THE WEIGHTED AVERAGE SALE PRICE OF ALL CLASS A RIGHTS SOLD BY THE SUBSCRIPTION AGENT. Promptly following the Expiration Time, the Subscription Agent will send the holder a check for the net proceeds from the sale of any Class A Rights sold. The Subscription Agent's obligation to execute sell orders is subject to its ability to find buyers for the Class A Rights. NO ASSURANCE CAN BE GIVEN THAT A MARKET WILL DEVELOP OR BE MAINTAINED FOR THE CLASS A RIGHTS OR THAT THE SUBSCRIPTION AGENT WILL BE ABLE TO SELL ANY CLASS A RIGHTS. You must have your order to sell your Class A Rights to the Subscription Agent before 11:00 a.m., New York City time, on                            , 2004, the fifth business day before the Expiration Time. If the Subscription Agent cannot sell your Class A Rights by 5:00 p.m., New York City time, on                            , 2004, the third business day before the Expiration Time, the Subscription Agent will hold your Rights Certificate for pick up by you at the Subscription Agent's hand delivery address provided above. We encourage you to review the discussion in the Prospectus under the heading "The Rights Offering—Method of Transferring and Selling Rights—Sales of Rights Through the Subscription Agent."

5.     To Have a Rights Certificate Divided Into Smaller Denominations.

        Send your Rights Certificate, together with complete separate instructions (including specification of the denominations into which you wish your Class A Rights to be divided), signed by you, to the Subscription Agent, allowing a sufficient amount of time for new Rights Certificates to be issued and returned so that they can be used prior to the Expiration Time. Alternatively, you may assign your unexercised Class A Rights to a bank or broker to effect such actions on your behalf. Your signature must be guaranteed by an Eligible Institution if any of the new Rights Certificates are to be issued in a name other than that in which the old Rights Certificate was issued. A Rights Certificate may only be divided so that (through rounding or otherwise) you, together with any purchaser or transferee of part of your Class A Rights (if applicable), will receive Class A Rights entitling the Rightsholders of the new Rights Certificates resulting from such division to receive a greater number of shares of Class A Common Stock pursuant to the exercise of their Basic Subscription Privileges than you would receive pursuant to the exercise of your Basic Subscription Privilege if you had not divided your Rights Certificate. Any instruction to the contrary will be rejected. As a result of delays in the mail, the time of the transmittal, the necessary processing time and other factors, you or your transferee may not receive such new Rights Certificate(s) in time to enable the Rightsholder to complete a sale, exercise or transfer by the Expiration Time. Neither the Company nor the Subscription Agent will be liable to either a transferor or transferee for any such delays.

        Nominee holders of Common Stock that hold, on the Record Date, shares for the account(s) of more than one beneficial owner may exercise the number of Class A Rights to which all such beneficial owners in the aggregate would otherwise have been entitled if they had been direct record holders of

Class A Common Stock on the Record Date, provided such nominee holder makes a proper showing to the Subscription Agent, as determined in the Company's sole and absolute discretion.

6.     Execution.

        (a)    Execution by Registered Holder(s).    The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. If the Rights Certificate is registered in the names of two or more joint owners, all of such owners must sign. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Company in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

        (b)    Execution by Person Other than Registered Holder.    If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Company dispenses with proof of authority, in its sole and absolute discretion.

        (c)    Signature Guarantees.    Your signature must be guaranteed by an Eligible Institution if you wish to transfer all or less than all of your unexercised Class A Rights to a designated transferee or to a broker, dealer or nominee for sale on your behalf as specified in Paragraph 4(a), 4(b) or both, or to have the Subscription Agent sell less than all of your unexercised Class A Rights, as specified in Paragraph 4(d).

7.     Method Of Delivery.

        The method of delivery of Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rightsholder, but, if sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent prior to the Expiration Time.

8.     Special Provisions Relating To The Delivery Of Rights Through The Depository Trust Company.

        In the case of holders of Class A Rights that are held of record through The Depository Trust Company ("DTC"), exercises of the Basic Subscription Privilege (but not the Oversubscription Privilege) may be effected by instructing DTC to transfer Class A Rights (such Class A Rights being "DTC Exercised Rights") from the DTC account of such holder to the DTC account of the Subscription Agent, together with payment of the Subscription Price for each share of Class A Common Stock subscribed for pursuant to the Basic Subscription Privilege. The Oversubscription Privilege only in respect of DTC Exercised Rights may not be exercised through DTC. The holder of a DTC Exercised Right may exercise the Oversubscription Privilege in respect of such DTC Exercised Right by properly executing and delivering to the Subscription Agent, at or prior to the Expiration Time, a DTC Participant Oversubscription Exercise Form and a Nominee Holder Certification Form, available from the Subscription Agent, together with payment of the appropriate Subscription Price for the number of shares of Class A Common Stock for which the Oversubscription Privilege is to be exercised.

        If a Notice of Guaranteed Delivery relates to Class A Rights with respect to which exercise of the Basic Subscription Privilege will be made through DTC and such Notice of Guaranteed Delivery also relates to the exercise of the Oversubscription Privilege, a DTC Participant Oversubscription Exercise Form and a Nominee Holder Certification Form must also be received by the Subscription Agent in respect of such exercise of the Oversubscription Privilege on or prior to the Expiration Time.

9.     Form W-9.

        Each Rightsholder who elects to exercise, sell or transfer their Class A Rights through the Subscription Agent should provide the Subscription Agent with a correct Taxpayer Identification Number ("TIN") and, where applicable, certification of such Rightsholder's exemption from backup withholding on a Form W-9. Each foreign Rightsholder who elects to exercise, sell or transfer their Class A Rights through the Subscription Agent should provide the Subscription Agent with certification of foreign status on a Form W-8. Copies of Form W-8 and additional copies of Form W-9 may be obtained upon request from the Subscription Agent at the address, or by calling the telephone number, indicated above. Failure to provide the information on the form may subject such holder to 28% federal income tax withholding with respect to any proceeds received by such Rightsholder (including funds to be remitted to Rightsholders in respect of Class A Rights sold by the Subscription Agent (for those holders electing to have the Subscription Agent sell their Class A Rights for them)).

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INSTRUCTIONS FOR USE OF UNITEDGLOBALCOM, INC. CLASS A COMMON STOCK RIGHTS CERTIFICATES